Exhibit 3.145

AGREEMENT OF LIMITED PARTNERSHIP

OF

RURAL/METRO OF INDIANA II, L.P.

THIS AGREEMENT OF LIMITED PARTNERSHIP is entered into by and between THE AID AMBULANCE COMPANY, INC., a Delaware corporation, as general partner (the “General Partner”) and AID AMBULANCE AT VIGO COUNTY, INC., an Indiana corporation, as limited partner (the “Limited Partner”).

The General Partner and the Limited Partner hereby form a limited partnership pursuant to and in accordance with the Delaware Revised Uniform Limited Partnership Act (6 Del.C. § 17-101, et seq.) (the “Act”), and hereby agree as follows:

1. Name. The name of the limited partnership formed hereby is Rural/Metro of Indiana II, L.P. (the “Partnership”).

2. Purpose. The Partnership is organized for the object and purpose of, and the nature and the business to be conducted and promoted by the Partnership shall be, any business which may be lawfully conducted by a limited partnership formed pursuant to the Act.

3. Registered Office. The registered office of the Partnership in the State of Delaware is c/o The Corporation Trust Company, Corporation Trust Center, 1209 Orange Street, Wilmington, Delaware 19801.

4. Registered Agent. The name and address of the registered agent of the Partnership for service of process on the Partnership in the State of Delaware is The Corporation Trust Company, Corporation Trust Center, 1209 Orange Street, Wilmington, Delaware 19801.

5. Partners. The names and addresses of the General Partner and the Limited Partner are as follows:

General Partner:

The Aid Ambulance Company, Inc.

8401 East Indian School Road

Scottsdale, Arizona 85251

Limited Partner:

Aid Ambulance at Vigo County, Inc.

8401 East Indian School Road

Scottsdale, Arizona 85251

6. Powers. The General Partner shall have the full, exclusive and complete power to manage and control the business and affairs of the Partnership, all of the rights and powers provided to general partnerships under the laws of the State of Delaware, as well as any other rights and powers necessary to accomplish the purpose of the Partnership. In addition, the General Partner shall have the exclusive and complete power to transfer, assign, convey, dispose, encumber, mortgage or pledge all or a part of the assets of the Partnership, whether or not in the ordinary course of business.

7. Term. The Partnership shall dissolve, and its affairs shall be wound up, on December 31, 2050 (unless continued by the agreement of both Partners), or at such earlier date as (a) any partner of the Partnership requests in writing, (b) the Partnership sells or otherwise disposes of its interest in all or substantially all of its property, (c) an event of withdrawal of the General Partner has occurred under the Act, or (d) any entry of a decree of judicial dissolution has occurred under §17-802 of the Act.

8. Capital Contributions. The partners of the Partnership have contributed the following amounts, in cash, and no other property, to the Partnership (the “Initial Capital Contributions”):

Limited Partner	$990
General Partner	$10

9. Additional Contributions. No partner of the Partnership is required to make any additional capital contribution to the Partnership.

10. Allocations of Profits and Losses. The Partnership’s profits and losses shall be allocated in proportion to the Initial Capital Contributions of the partners of the Partnership. Capital accounts shall be maintained, and profits and losses shall be determined, in accordance with the requirements of Treasury Regulations section 1.704(b).

11. Distributions. At the time determined by the General Partner, but at least once during each fiscal year of the Partnership, the General Partner shall cause the Partnership to distribute any cash held by it which is not reasonably necessary for the operation of the Partnership. Cash available for distribution shall be distributed to the partners of the Partnership in the same proportion as their Initial Capital Contributions.

12. Assignments. A Partner may assign all or any part of its partnership interest in the Partnership only with the consent of the other Partner.

Neither Partner has the right to grant an assignee of its partner interest in the Partnership the right to become a substituted partner of the Partnership.

13. Additional Partners.

(a) The General Partner may admit additional limited partners to the Partnership.

(b) After the admission of any additional limited partners pursuant to this Section 13, the Partnership shall continue as a limited partnership under the Act.

(c) The admission of additional limited partners to the Partnership pursuant to this Section 13 shall be accomplished by the amendment and restatement of this Agreement of Limited Partnership and, if required by the Act, the filing of an appropriate amendment of the Partnership’s Certificate of Limited Partnership in the office of the Secretary of State of the State of Delaware.

14. Governing Law. This Agreement shall be governed by, and construed under, the laws of the State of Delaware, all rights and remedies being governed by said laws.

IN WITNESS WHEREOF, the undersigned, intending to be bound hereby, have duly executed this Agreement of Limited Partnership as of the 26th day of December, 1995.

THE AID AMBULANCE COMPANY, INC., a Delaware corporation:

By:
Name:	James H. Bolin
Its:	President

AID AMBULANCE AT VIGO COUNTY, INC., an Indiana corporation:

By:
Name:	James H. Bolin
Its:	President